Exhibit 16.5

FEDERATED ADVISER SERIES

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Adviser Series (“Trust”), hereby consent, in accordance with the laws of the State of Delaware and Article IV of the Declaration of Trust, and Article IV, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of PNC International Growth Fund, a portfolio of PNC Funds, into Federated International Growth Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 1st day of August, 2019.

/s/ John T. Collins John T. Collins	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John B. Fisher John B. Fisher	/s/ P. Jerome Richey P. Jerome Richey
/s/ G. Thomas Hough G. Thomas Hough	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green